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Exhibit 5.1

[Letterhead of Sullivan & Cromwell]

December 12, 2001

Medtronic, Inc.
  710 Medtronic Parkway,
    Minneapolis, Minnesota 55432.

Ladies and Gentlemen:

    In connection with the registration under the Securities Act of 1933 (the "Act") of $2,012,500,000 principal amount of 1.25% Contingent Convertible Debentures due 2021 (the "Debentures") of Medtronic, Inc., a Minnesota corporation (the "Company"), the shares of Common Stock, par value $0.10 per share, of the Company initially issuable upon conversion of the Debentures (the "Shares"), and the stock purchase rights related to the Shares (the "Rights") to be issued pursuant to the Rights Agreement, dated as of October 26, 2000 (the "Rights Agreement"), between the Company and Wells Fargo Bank Minnesota, National Association, as Rights Agent (the "Rights Agent"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

    The Debentures constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Minnesota law, we have, with your approval, relied upon the opinion, dated the date hereof, of Carol E. Malkinson, Senior Legal Counsel and Assistant Secretary of Medtronic, Inc. and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Carol E. Malkinson.

    With your approval, we have relied as to certain matters upon information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture relating to the Debentures has been duly authorized, executed and delivered by the Trustee thereunder, that the Trustee's certificates of authentication of the Debentures have been manually signed by one of the Trustee's authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                      Very truly yours,

                      SULLIVAN & CROMWELL

II–7

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  Exhibit 5.1